Exhibit 4.2

Execution Version

GASLOG LTD.,

as Issuer

and

American Stock Transfer & Trust Company, LLC, as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 22, 2017

To

INDENTURE

Dated as of March 22, 2017

8.875% Senior Notes due 2022

FIRST SUPPLEMENTAL INDENTURE, dated as of March 22, 2017 (this “Supplemental Indenture” or “First Supplemental Indenture”), between GasLog Ltd., a Bermuda exempted company (herein called the “Issuer”), having its principal office at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco, and American Stock Transfer & Trust Company, LLC, as Trustee (herein called the “Trustee”).

RECITALS OF THE ISSUER

WHEREAS, the Issuer and the Trustee are parties to an Indenture dated as of March 22, 2017 (the “Indenture”), providing for the issuance from time to time of debentures, notes or other evidences of indebtedness to be issued in one or more series (herein called the “Securities”), the terms of which are to be determined as set forth in Section 2.03 of the Indenture;

WHEREAS, pursuant to Section 7.01 of the Indenture, without the consent of any Holders, the Issuer, when authorized by a resolution of its Board, and the Trustee, may from time to time and at any time enter into an indenture or indentures supplemental to the Indenture to establish the form or terms of Securities of any series as permitted by Sections 2.01 and 2.03 of the Indenture;

WHEREAS, pursuant to this Supplemental Indenture, the Issuer desires to create a new series of Securities under the Indenture, to be titled the 8.875% Senior Notes due 2022 in an initial aggregate principal amount of $250,000,000 (the “Notes”) and to establish the forms and the terms, conditions, rights and preferences thereof;

WHEREAS, all action on the part of the Issuer necessary to authorize the issuance of the Notes under the Indenture and this Supplemental Indenture has been duly taken; and

WHEREAS, all acts and requirements necessary to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee as provided in the Indenture and this Supplemental Indenture, the valid and binding obligations of the Issuer and to make this Supplemental Indenture a valid and binding agreement in accordance with the Indenture have been done and performed.

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Article 1

Definitions and Provisions of General Application

Section 1.01 Relationship with Indenture. With respect to the Notes, this Supplemental Indenture constitutes an integral part of the Indenture. In the event of any inconsistency between the Indenture and this Supplemental Indenture, this Supplemental Indenture shall govern with respect to the Notes. The words “herein,” “hereof,” “hereunder,” and words of similar import shall refer to this Supplemental Indenture.

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Section 1.02 Definitions. All terms contained in this Supplemental Indenture shall, except as specifically provided herein or except as the context may otherwise require, have the meanings defined in the Indenture. Solely with respect to the Notes and this Supplemental Indenture, the following definitions shall be added to Section 1.01 of the Indenture and replace any existing definitions (as applicable) in the Indenture, each in appropriate alphabetical order, unless the context requires otherwise.

“Additional Amounts” has the meaning specified in Section 7.01(a) herein.

“Additional Interest” has the meaning specified in Section 8.01 herein.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Cash and Cash Equivalents” means cash on hand, deposits with banks which are repayable on demand, short term, highly liquid investments which are readily convertible into known amounts of cash with original maturities of six months or less that are subject to an insignificant risk of change in value, but exclude any cash that is specifically blocked and/or charged. For the avoidance of doubt, Cash and Cash Equivalents shall not be subject to any Encumbrances.

“Change of Control Purchase Date” has the meaning specified in Section 6.01(a) herein.

“Change of Control Purchase Price” has the meaning specified in Section 6.01(a) herein.

“Change of Control” means (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such “person” shall be deemed to have “Beneficial Ownership” of all shares that any such “person” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock (as defined below) of the Issuer; or (2) the merger or consolidation of the Issuer with or into another “person” or the merger of another “person” with or into the Issuer, or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another “person” other than (i) a transaction in which the survivor or transferee is a “person” that is controlled by the Permitted Holders or (ii) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving

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“person” in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction.

“Code” has the meaning specified in Section 7.01(a)(8) herein.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to March 22, 2022 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity.

“Comparable Treasury Price” means, with respect to any Redemption Date (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” or (b) if such release (or any successor release) is not published and does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such Redemption Date.

“Covenant Defeasance” has the meaning specified in Section 9.02 herein.

“Current Assets” means current assets of the Group as shown in the then most recent Financial Statements and Interim Accounts relevant to such period.

“Current Liabilities” means the current liabilities of the Group as shown in the then most recent Financial Statements and Interim Accounts relevant to such period.

“Current Portion of Loans” means the current portion of loans as shown in the then most recent Financial Statements of the Issuer.

“Debt Service” means, for any financial period of the Group, the sum to be the aggregate amount of: (i) scheduled amounts of principal; (ii) scheduled amounts of interest thereon (taking into account any hedging contracts); and (iii) all other amounts in excess of $30,000,000 in aggregate which shall fall due and will be paid by the Group in such period as non-recurrent fees or upfront fees, costs and expenses, in respect of Total Indebtedness, as shown in the then most recent Financial Statements and Interim Accounts relevant to such period.

“Defeasance” has the meaning specified in Section 9.01 herein.

“EBITDA” means, in respect of any period, the consolidated profit on ordinary activities of the Group before taxation for such period; but: (a) adjusted to exclude Interest Receivable and Interest Payable and other similar income or costs to the extent not already excluded, (b) adjusted to exclude any gain or loss realized on the disposal of fixed assets (whether tangible or intangible), (c) after adding back depreciation and amortization charged which relates to such period, (d) adjusted to exclude any exceptional or extraordinary costs or income (e) after deducting any profit arising out of the release of any provisions against a liability or charge and adding back any provision relating to long term assets or contracts, and (f)

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adjusted to exclude any profit or loss due to mark-to-market of derivative agreements and non-cash currency gains or losses, as shown in the then most recent Financial Statement or Interim Account relevant to such period.

“Encumbrance” means any encumbrance, mortgage, pledge, lien, charge (whether fixed or floating), assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or security interest or any other agreement or arrangement having the effect of conferring security (provided that the foregoing shall not include a pledge of deposit accounts to the extent such pledge does not prevent withdrawal from such accounts at the time of the measurement date).

“Event of Default” has the meaning specified in Section 8.01 herein.

“Financial Indebtedness” means any indebtedness for or in respect of: (i) moneys borrowed and debit balances at banks or other financial institutions; (ii) any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent; (iii) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; (iv) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease; (v) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis); (vi) any treasury transaction (and, when calculating the value of that treasury transaction, only the marked to market value shall be taken into account and/or, if any actual amount is due as a result of the termination or close out of a treasury transaction, that also shall be taken into account); (vii) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; (viii) any amount of liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply; (ix) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and (x) the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (i) to (ix) above.

“Financial Statements” means the audited consolidated annual financial statements of the Issuer for any financial year, prepared in accordance with GAAP, such accounts to include a profit and loss account, balance sheet and cash flow statement.

“GAAP” means International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time.

“General Partner” means the general partner of the MLP.

“Group” means the Issuer and its Subsidiaries, and a “Group Company” means the Issuer or any of its Subsidiaries (as applicable).

“Indenture” has the meaning specified in the recitals to this Supplemental Indenture.

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“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer.

“Interest” means, in respect to any specified Financial Indebtedness, all continuing regular or periodic costs, charges and expenses incurred in effecting, servicing or maintaining such Financial Indebtedness including (a) gross interest, commitment fees, discount and acceptance fees and guarantee, fronting and ancillary fees payable or incurred on any form of Financial Indebtedness and (b) arrangement fees or other upfront fees.

“Interest Payable” means, in respect of any period, the aggregate (calculated on a consolidated basis) of: (a) the amounts charged and posted (or estimated to be charged and posted) as a current accrual accrued during such period in respect of members of the Group by way of Interest on all Financial Indebtedness, but excluding any amount accruing as interest in-kind (and not as cash pay) to the extent capitalized as principal during such period and (b) net payments in relation to interest rate or currency hedging arrangements in respect of Financial Indebtedness (after deducting net income in relation to such interest rate or currency hedging arrangements), as shown in the then most recent Financial Statement or Interim Account relevant to such period.

“Interest Payment Date” has the meaning specified in Section 2.04(b) herein.

“Interest Receivable” means, in respect of any period, the amount of interest accrued on cash balances of the Group (including the amount of interest accrued on the Accounts, to the extent that the account holder is entitled to receive such interest) during such period, as shown in the then most recent Financial Statement or Interim Account relevant to such period.

“Interim Accounts” means the unaudited consolidated quarterly financial statements of the Issuer for any quarter ending on a Quarter Date, drawn up according to GAAP.

“Issue Date” means, with respect to the Notes being issued on the date hereof, the date hereof and with respect to any additional Notes, the date of original issuance of such additional Notes.

“Market Adjusted Net Worth” means Total Market Adjusted Assets less Total Indebtedness.

“Material Adverse Effect” means a material adverse effect on: (a) the business, financial condition or operations of the Group taken as a whole; (b) the Issuer’s ability to perform and comply with its obligations under the Indenture or the Notes; or (c) the validity or enforceability of the Indenture or the Notes.

“Material Group Company” means any Group Company whose total EBITDA represent at least 10% of the total consolidated EBITDA of the Group, always provided that the Issuer shall, if required, appoint Group Companies as “Material Group Companies” to procure that the Group Companies not being Material Group Companies shall in aggregate not exceed 20% of the consolidated EBITDA of the Group.

“Maturity Date” has the meaning specified in Section 2.04(a) herein.

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“MLP” means GasLog Partners L.P. (or another MLP established and controlled by the Issuer), a master limited partnership whose limited partnership units are traded on a regulated market place or a securities exchange established by a sponsor and which is managed and controlled by a General Partner with a number of limited partners (with customary limited voting rights in the MLP) as investors into which the profit is paid to the partners based on “available cash” with an aim of maximizing the MLP’s distributions, but so that the actual distributions are based on the General Partner’s discretion.

“Note Issuance Tax” has the meaning specified in Section 7.01(e) herein.

“Notes” has the meaning specified in the recitals to this Supplemental Indenture.

“Permitted Holder” means collectively the Livanos family and the Radziwill family, including trusts and other entities formed for the benefit of these families.

“Quarter Date” means each of March 31, June 30, September 30 and December 31.

“Redemption Price” has the meaning specified in Section 5.01 herein.

“Reference Treasury Dealer” means each of the four nationally recognized investment banking firms selected by the Issuer that are primary U.S. government securities dealers in New York City (a “Primary Treasury Dealer”); provided that if any of the foregoing shall cease to be Primary Treasury Dealer, the Issuer shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Redemption Date.

“Regular Record Date” has the meaning specified in Section 2.04(b) herein.

“Reporting Default” has the meaning specified in Section 7.01 herein.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any units or shares of any class of capital stock of or other ownership interests in the Issuer or any Subsidiary (as the case may be), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of or other ownership interests in the Issuer or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of or other ownership interests in the Issuer or any Subsidiary other than any such payments that may be made by and between or among one or more of the Group Companies.

“Securities” has the meaning specified in the recitals to this Supplemental Indenture.

“Specified Tax Jurisdiction” has the meaning specified in Section 7.01(a) herein.

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“Subsidiary” means an entity over which another entity or person has a determining influence due to (i) direct and indirect ownership of shares or other ownership interests, (ii) control of the general partner of any such other entity that is a limited partnership and/or (iii) agreement, understanding or other arrangement. An entity shall always be considered to be the subsidiary of another entity or person if such entity or person has such number of shares or ownership interests so as to represent the majority of the votes in the entity, or has the right to elect or dismiss a majority of the directors in the entity.

“Taxes” has the meaning specified in Section 7.01(a) herein.

“Total Capitalization” means the sum of Total Indebtedness and Total Equity of the Group.

“Total Equity” means the Total Equity of the Group on a consolidated basis as determined in accordance with GAAP as shown in the then recent Financial Statements or Interim Accounts.

“Total Indebtedness” means the aggregate Financial Indebtedness (on a consolidated basis) of the Group as demonstrated by the Financial Statements and Interim Accounts.

“Total Market Adjusted Assets” means the Total Assets adjusted upwards or downwards, as the case may be, to reflect any difference between the book value of delivered vessels owned wholly or in part by the Group and mean valuations of such vessels provided to the Trustee in each compliance certificate conducted by two independent valuers.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded quarterly, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Voting Stock” as applied to stock of any Person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

“Wholly Owned Group Company” of any Person means a Group Company of such Person, all of the capital stock of which is owned by the Issuer or another Wholly Owned Group Company.

Section 1.03 Applicability. The provisions contained in this Supplemental Indenture shall apply only to the Notes and not to any other series of Securities issued under the Indenture and any covenants provided herein are solely for the benefit of the Holders of the Notes and not for the benefit of the Holders of any other series of Securities issued under the Indenture.

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Article 2

The Notes

Section 2.01 Issue Of Notes. A new series of Securities is to be issued under the Indenture as supplemented by this Supplemental Indenture. The series shall be titled the “8.875% Senior Notes due 2022.”

Section 2.02 Form Of Notes. The Notes shall each be issued in the form of a global Security, duly executed by the Issuer and authenticated by the Trustee, which shall be deposited with the Trustee as custodian for the Depositary and registered in the name of “Cede & Co.,” as the nominee of the Depositary.

Section 2.03 Additional Notes. The Issuer will initially issue $250,000,000 aggregate principal amount of the Notes. The Issuer may, without notice to or the consent of the Holders or beneficial owners of the Notes, issue in a separate offering additional notes of the same series as the Notes having the same ranking, interest rate, maturity and other terms as the Notes (except for the Issue Date and public offering price and, if applicable, the initial Interest Payment Date and initial interest accrual date). No such additional notes of the same series as the Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes. Any such additional notes of the same series, together with the original Notes, will constitute a single series under the Indenture as supplemented by this Supplemental Indenture. Such additional notes of the same series of the Notes will be fungible with the Outstanding Notes for United States federal income tax purposes or will be issued under a separate CUSIP number.

Section 2.04 Terms Of Notes Incorporated. The terms and provisions contained in the form of Notes attached as Exhibit A shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and, to the extent applicable, the Issuer and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. In particular, the following provisions shall be terms of the Notes:

(a) Maturity Date. The Notes shall mature, and the principal of the Notes shall be due and payable in Dollars to the Holders thereof, together with all accrued and unpaid interest thereon, on March 22, 2022 (the “Maturity Date”).

(b) Payment of Principal and Interest; Additional Amounts. The Notes shall bear interest at 8.875% per annum, from and including March 22, 2017, or from the most recent Interest Payment Date (as defined hereafter) on which interest has been paid or provided for until the principal thereof becomes due and payable, and on any overdue principal. Interest shall be calculated on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Notes shall be payable quarterly in arrears in Dollars on March 30, June 30, September 30 and December 30 of each year, commencing on June 30, 2017 (each such date, an “Interest Payment Date” for the purposes of the Notes issued under this First Supplemental Indenture); provided, however, that if an Interest Payment Date shall not be a Business Day, then payment of interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity. Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered at the close of

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business on March 15, June 15, September 15 or December 15 (whether or not that date is a Business Day), as the case may be, immediately preceding such Interest Payment Date (each such date, a “Regular Record Date” for the purposes of the Notes issued under this First Supplemental Indenture). All payments in respect of the Notes shall include Additional Amounts as and to the extent set forth in Article 7 of this First Supplemental Indenture.

(c)  Registration and Form; Denomination. The Notes shall be issuable as registered securities as provided in Section 2.05 of this Article II. The form of the Notes shall be as set forth in Exhibit A attached hereto, which is incorporated herein by reference. The Notes shall be issued and may be transferred only in minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.

(d) Legal Defeasance and Covenant Defeasance. The provisions for legal defeasance in Section 9.01(b) of the Indenture, as supplemented by this First Supplemental Indenture, and the provisions for covenant defeasance in Section 9.01(c) of the Indenture, as supplemented by this First Supplemental Indenture, shall be applicable to the Notes. If the Issuer shall effect a covenant defeasance of the Notes pursuant to Section 9.01(c) of the Indenture, (1) the Issuer shall cease to have any obligation to comply with the covenants and agreements set forth in Articles 3 and 6 of this First Supplemental Indenture and Section 3.07 of the Indenture (as supplemented by this First Supplemental Indenture) and (2) the Events of Default set forth in Section 4.01(d), 4.01(f) and 4.01(g), as supplemented by this First Supplemental Indenture, shall no longer constitute Events of Default for purposes of the Notes.

(e) Redemption. The Notes are subject to redemption by the Issuer at its option prior to maturity and tax redemption, and may be the subject of an offer to purchase upon the occurrence of a Change of Control as further described herein.

(f) Sinking Fund. The Notes are not entitled to any sinking fund.

Section 2.05 Global Notes. The Notes will be represented by one or more Global Notes. The Depository Trust Company initially shall serve as Depositary for the Notes. So long as the Depositary, or its nominee, is the registered owner of a global Security, the Depositary or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such global Security for all purposes under the Indenture and under such Notes. Ownership of beneficial interests in such global Security shall be shown on, and transfers thereof will be effective only through, records maintained by the Depositary or its nominee (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

Article 3

Covenants

The covenants set forth in this Article 3 shall be applicable to the Issuer in addition to the covenants in Article 3 of the Indenture, which shall in all respects be applicable in respect of the Notes.

Section 3.01 Pari Passu Ranking. The Issuer’s payment obligations under the Notes shall at all times rank at least pari passu with the claims of all its other unsecured and

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unsubordinated creditors save for those whose claims that are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application and for other obligations that are mandatorily preferred by law applying to companies generally. The Notes shall rank ahead of any current or future subordinated debt.

Section 3.02 Mergers. The Issuer shall not, and shall ensure that no Group Company shall, carry out any merger or other business combination or corporate reorganization involving consolidating the assets and obligations of any of the Group Companies with any other companies or entities not being a member of the Group if such transaction would reasonably be expected to have a Material Adverse Effect.

Section 3.03 De-Mergers. The Issuer shall not, and shall ensure that no Group Company shall, carry out any de-merger or other corporate reorganization involving splitting any Group Company into two or more separate companies or entities, if such transaction would reasonably be expected to have a Material Adverse Effect.

Section 3.04 Continuation of Business. The Issuer shall procure that no material change is made to the general nature or scope of the business of the Group Companies from that carried on at the date of the Indenture, as described in this prospectus, and any business reasonably related, ancillary or complimentary thereto, including without limitation any business in the marine energy transportation or LNG storage, liquefaction or regassification sectors.

Section 3.05 Disposal of Business. The Issuer shall not, and shall ensure that no Group Company shall, sell or otherwise dispose of all or a substantial part of the Group’s aggregate assets or operations, unless:

(a)	the transaction is carried out at fair market value, as determined in good faith by the board of directors of the Issuer; and

(b)	such transaction would not reasonably be expected to have a Material Adverse Effect.

Section 3.06 Related Party Transactions. The Issuer shall not engage in, or permit any member of the Group to engage in, directly or indirectly, any transaction with any affiliate of the Issuer that is not a Group Company (including, without limitation, the purchase, sale or exchange of assets or the rendering of any service), except (i) pursuant to existing agreements and arrangements with such affiliates or (ii) transactions that are (A) approved by a majority of the independent members of the audit committee of the Issuer’s board of directors, (B) on terms no less favorable to the Issuer or such Group member than those generally being provided to or available from unrelated third parties, (C) fair and reasonable to the Issuer or such Group member, as determined in good faith by the board of directors of the Issuer or (D) immaterial in amount or significance to the Issuer or the Group.

Section 3.07 Restricted Payments. The Issuer shall not, and shall not permit any Group Company to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) Restricted Payments payable solely in equity interests issued by the Issuer and not in cash, (b) a Subsidiary of the Issuer may make Restricted Payments to the Issuer or another Subsidiary (and if such Group Company is not a Wholly Owned Group Company, so

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long as the Issuer or a Group Company receives at least its pro rata share of such dividend or distribution in accordance with its equity or ownership interests in such class or series of securities), and (c) any other Restricted Payments in cash in accordance with applicable law so long as after giving effect thereto no Event of Default has occurred and is continuing and no Default or Event of Default will result therefrom.

Section 3.08 Corporate Status. The Issuer shall not, and shall ensure that no Group Company shall change its type of organization or jurisdiction of organization unless (i) such change in type or jurisdiction of organization would not reasonably be expected to have a Material Adverse Effect and (ii) in the case of the Issuer, such change is made pursuant to and in accordance with Article 6 hereof.

Section 3.09 Compliance with Laws. The Issuer shall (and shall ensure that all Group Companies shall) comply in all material respects with all laws and regulations it or they may be subject to from time to time (including any environmental laws and regulations) if such failure to comply would reasonably be expected to have a Material Adverse Effect.

Section 3.10 MLP. The Issuer shall not cease to control, directly or indirectly, the composition of the majority of the board of directors (or equivalent) of the MLP.

Section 3.11 Negative Pledge. The Issuer shall not, and it shall ensure that no Group Companies shall, create, permit to subsist or allow to exist any mortgage, pledge, lien or any other encumbrances over any of the Issuer’s equity interests in the General Partner or the MLP.

Section 3.12 Debt Service Cover. The Issuer shall ensure that the ratio of EBITDA: Debt Service, on a trailing four quarter basis, shall be no less than 1.00: 1.00.

Section 3.13 Free Liquidity. The Issuer shall, at any time during the term of the Notes, ensure that the Issuer shall maintain Cash and Cash Equivalents of a minimum of the greater of (a) $35,000,000 and (b) 2.50% of Total Indebtedness.

Section 3.14 Limitation on Total Indebtedness. The Issuer shall not permit Total Indebtedness to exceed 75% of Total Capitalization.

Section 3.15 Minimum Market Adjusted Net Worth. The Issuer shall maintain Market Adjusted Net Worth of not less than $300,000,000.

Section 3.16 Current Assets. The Current Assets of the Issuer shall be greater than or equal to Current Liabilities (excluding the Current Portion of Loans).

Section 3.17 Compliance Measurement. Compliance with Sections 3.12 through 3.16 shall be measured on the last day of each fiscal quarter of the Issuer, commencing June 30, 2017. Within 60 days after the end of the first three fiscal quarters each fiscal year and within 120 days after the end of each fiscal year (in each case subject to any extensions or waivers), the Issuer shall deliver to the Trustee an Officers’ Certificate confirming compliance with each of the covenants in this Article 3. Each such Officers’ Certificate will be made available to the Holders of the Notes upon request to the Trustee. The Issuer shall mail, within 10 Business Days of the

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discovery thereof, to all Holders of the Notes and Trustee, notice of any Default in compliance with the covenants in this Article 3.

Article 4

Consolidation, Merger, Sale or Conveyance

Section 4.01 Consolidation, Merger, Sale or Conveyance. For the benefit of Holders of the Notes, Section 8.01 and 8.02 of the Indenture shall be superseded and replaced with respect to the Notes to read in its entirety as follows:

“Section 8.01. Issuer May Consolidate, Etc., Only on Certain Terms.

The Issuer may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any entity, unless:

(a) the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of the Commonwealth of Bermuda, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Republic of the Marshall Islands, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable, as determined in good faith by the board of directors of the Issuer, to institutional lenders in the shipping industry, and expressly assumes by supplemental indenture all of the obligations of the Issuer under the Notes and the Indenture;

(b)  immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; and

(c)  the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Article relating to such transaction and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 8.02. Successor Substituted. Upon any consolidation by the Issuer with or merger by the Issuer with or into any other corporation or any conveyance, transfer or lease of the properties and assets of the Issuer as an entirety or substantially as an entirety to any Person in accordance with Section 8.01, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, and be subject to every obligation of, the Issuer under this Indenture as obligor for the Notes with the same effect as if such successor Person had been named as the Issuer herein, and thereafter, except in the case of a lease, the Issuer shall be discharged of all obligations and covenants under this Indenture and the Notes.”

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Article 5

Redemption

Section 5.01 Optional Redemption. The Issuer has the option to redeem all or a portion of the Notes at any time, or from time to time, at a “Redemption Price” equal to the greater of:

(1) 100% of the principal amount of the Notes to be redeemed, and

(2) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest of the Notes to be redeemed (not including any portion of such payments of interest accrued and unpaid as of the date of redemption), discounted to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus accrued and unpaid interest and Additional Amounts, if any, to but excluding, the Redemption Date (subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date).

If the Issuer chooses to redeem any Notes, it shall be required to deliver a notice of redemption to Holders of Notes (with a copy to the Trustee) not less than 30 nor more than 60 days before the Redemption Date (which notice shall be irrevocable). If the Issuer is redeeming less than all of the Notes, the particular Notes to be redeemed will be selected by the Trustee by lot, pro rata, or in a manner deemed fair and appropriate by the Trustee, subject to the applicable procedures of the Depositary. Unless the Issuer defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions of the Notes called for redemption. On or before any Redemption Date, the Issuer shall irrevocably deposit with the Paying Agent (or the Trustee) money sufficient to pay the Redemption Price of and accrued interest on the Notes to be redeemed on such date.

Any notice to Holders of Notes of such a redemption needs to include the appropriate calculation (such calculation to be made by the Issuer) of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the Trustee no later than two business days prior to the Redemption Date. In no case will the Trustee have any duty to perform any calculations with respect to any Redemption Price.

Section 5.02 Redemption for Tax Reasons. The Issuer may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice (which notice will be irrevocable) by the Issuer, at a Redemption Price equal to 100% of the outstanding principal amount of the Notes, plus accrued and unpaid interest (if any) to, but excluding, the applicable Redemption Date and all Additional Amounts (if any) then due and which will become due on the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), in the event that the Issuer determines in good faith that the Issuer has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such

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obligation cannot be avoided by taking reasonable measures available to the Issuer (including making payment through a Paying Agent located in another jurisdiction), as a result of:

(1) a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced and becomes effective on or after the date of the Indenture; or

(2) any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced and becomes effective on or after the date of the Indenture.

Notwithstanding the foregoing, no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Issuer would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. At least three (3) Business Days before the Issuer delivers notice of redemption of the Notes as described above, the Issuer will deliver to the Trustee and Paying Agent (a) an Officers’ Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred and (b) an opinion of a nationally recognized independent legal counsel that the Issuer has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and Paying Agent will accept and will be entitled to conclusively rely upon the Officers’ Certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the Holders.

Section 5.03 Open Market Repurchases Notwithstanding any provision hereunder or in the Indenture to the contrary, the Issuer and its Affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or by tender offer or in private transactions at negotiated prices. Notes that the Issuer or any of its Affiliates purchase may, at the Issuer’s discretion, be held, resold or canceled.

Article 6

Change Of Control

Section 6.01 Change Of Control. (a) If a Change of Control occurs at any time, Holders will have the right, at their option, to require the Issuer to purchase for cash any or all of the Notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price the Issuer is required to pay (the “Change of Control Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to but excluding the Change of Control Purchase Date (unless the Change of Control Purchase Date is after a record date and on or prior to the interest payment date to which

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such record date relates, in which case the Issuer will instead pay the full amount of accrued and unpaid interest to the Holder on such record date and the Change of Control Purchase Price will be equal to 101% of the principal amount of the Notes to be purchased). The “Change of Control Purchase Date” will be a date specified by the Issuer that is not less than 20 or more than 35 calendar days following the date of the Change of Control notice as described below. Any Notes purchased by the Issuer will be paid for in cash.

(b) On or before the 30th day after the occurrence of a Change of Control, the Issuer will provide to all Holders and the Trustee and Paying Agent a notice of the occurrence of the Change of Control and of the resulting purchase right. Such notice shall state, among other things: (i) the events causing a Change of Control; (ii) the date of the Change of Control; (iii) the last date on which a Holder may exercise the repurchase right; (iv) the Change of Control Purchase Price; (v) the Change of Control Purchase Date; (vi) the name and address of the Paying Agent; and (vii) the procedures that Holders must follow to require the Issuer to purchase their Notes.

(c) Simultaneously with providing such notice, the Issuer will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on the Issuer’s website or through such other public medium as the Issuer may select.

(d) To exercise the Change of Control purchase right, Holders must deliver, on or before the third Business Day (or as otherwise provided in the notice described in Section 6.01(b)) immediately preceding the Change of Control Purchase Date, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice, to the Paying Agent. The purchase notice must state: (i) if certificated, the certificate numbers of the Notes to be delivered for purchase or if not certificated, the notice must comply with appropriate Depository procedures; (ii) the portion of the principal amount of Notes to be purchased, which must be $1,000 or a multiple thereof; and (iii) that the Notes are to be purchased by the Issuer pursuant to the applicable provisions of the Notes and the Indenture.

(e) Holders may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Business Day immediately preceding the Change of Control Purchase Date. The notice of withdrawal shall state: (i) the principal amount of the withdrawn Notes; (ii) if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, the notice must comply with appropriate Depository procedures; and (iii) the principal amount, if any, which remains subject to the purchase notice.

(f) On each Change of Control Purchase Date, the Issuer will, to the extent lawful, (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control offer made by the Issuer, (ii) deposit with the Paying Agent at least one Business Day prior to the Change of Control Purchase Date an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control offer made by the Issuer and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased. If the Paying Agent

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holds money or securities sufficient to pay the Change of Control Purchase Price of the Notes on the Change of Control Purchase Date, then: (i) the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the Paying Agent); and (ii) all other rights of the Holder will terminate (other than the right to receive the Change of Control Purchase Price).

(g) In connection with any purchase offer pursuant to a Change of Control purchase notice, the Issuer will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable to them. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached their respective obligations under the Change of Control provisions of the Notes by virtue of such conflicts.

(h) No Notes may be purchased at the option of Holders thereof upon a Change of Control if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Change of Control Purchase Date.

Article 7

Additional Amounts

7.01 Additional Amounts

(a) All payments made by or on behalf of the Issuer under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (or “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of Bermuda or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Issuer (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes, the Issuer will pay such additional amounts (or the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)	any Taxes that would not have been so imposed but for the holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction, including any such connection arising as a result of such holder or beneficial owner (i) being organized under the laws of, or otherwise being or having been a citizen or resident of a Specified Tax Jurisdiction, (ii) or being or having been engaged in a trade or business in a Specified Tax Jurisdiction, (iii) having or having had its principal office located therein, (iv) maintaining a
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permanent establishment in a Specified Tax Jurisdiction, or (v) being or having been physically present in a Specified Tax Jurisdiction (other than, in each ease, any present or former connection arising as a result of the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(4)	any Taxes imposed as a result of the failure of the holder or beneficial owner of the Notes to complete, execute and deliver to the Issuer any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Issuer in order to enable the Issuer to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 60 days of a written request therefor by the Issuer;

(5)	any Taxes that would not have been so imposed but for the beneficiary of the payment having presented a note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

(6)	any Taxes imposed on or with respect to any payment by the Issuer to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(7)	any Taxes that are required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive;

(8)	any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code (or the “Code”), as of the Issue Date (or any amended or successor version of such sections), any regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(9)	any combination of items (1) through (8) above.
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(b) If the Issuer becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Issuer will deliver to the Trustee and paying agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer will notify the Trustee and paying agent promptly thereafter but in no event later than two business days prior to the date of payment) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officers’ Certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent will be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. The Issuer will provide the Trustee and paying agent with documentation satisfactory to the Trustee and paying agent evidencing the payment of Additional Amounts.

(c) The Issuer will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Issuer will provide the Trustee and paying agent with an official receipt or, if official receipts are not obtainable, other documentation satisfactory to the Trustee and paying agent evidencing the payment of the Taxes so withheld or deducted. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and paying agent to the holders of the Notes.

(d) Whenever in the Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e)  The Issuer will pay any present or future stamp, court, issue, registration, value added, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, other than, for the avoidance of doubt, any Transfer Taxes (each such tax, a “Note Issuance Tax”), and the Issuer will indemnify the Holders for any such Note Issuance Taxes paid by such Holders.

7.02 Obligations to Survive. The obligations described in Section 7.01 of this First Supplemental Indenture will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Issuer is organized or any political subdivision or authority or agency thereof or therein.

Article 8

EVENTS OF DEFAULT

Section 8.01 Events of Default, Acceleration of Maturity. For the benefit of the Holders of the Notes, Section 4.01 of the Indenture shall be superseded and replaced with respect to the Notes to read in its entirety as follows:

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““Event of Default” with respect to the Notes wherever used herein, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default for 30 days in payment of any interest on the Notes when it becomes due and payable;

(b) default for 3 days in payment of principal of or any premium on the Notes at Maturity Date or upon redemption or repayment when the same becomes due and payable;

(c) failure by the Issuer to perform or comply with the provisions of Article 8 of the Indenture relating to consolidations, mergers and similar events;

(d) failure by the Issuer to provide notice of a Change of Control or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control in conformity with the covenants set forth in Article 6 of the First Supplemental Indenture;

(e) failure to perform any of the other covenants in the Indenture or the First Supplemental Indenture, continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding Notes;

(f) any debt for borrowed money of the Group or any Group Member having an aggregate principal amount of $50,000,000 or more in the aggregate for all such debt of all such persons (i) is subject to an event of default that results in such debt being immediately due and payable prior to its scheduled maturity or (ii) is subject to a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period; or

(g) any final non-appealable judgment or decree for the payment of money in excess of $50,000,000 is entered against any Group Company and remains outstanding for a period of 90 consecutive days following entry of such final non-appealable judgment or decree and is not discharged, waived or stayed.

(h) the entry by a court having jurisdiction in the premises of:

(1) a decree or order for relief in respect of the Issuer or any Material Group Company in an involuntary case or proceeding under any applicable U.S. federal, state or non-U.S. bankruptcy, insolvency, reorganization or other similar law; or

(2) a decree or order adjudging the Issuer or any Material Group Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer under any applicable U.S. federal, state or non-U.S. law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any Material Group Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order

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for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(i) the commencement by the Issuer or a Material Group Company of a voluntary case or proceeding under any applicable U.S. federal, state or non-U.S. bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Issuer or a Material Group Company to the entry of a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable U.S. federal, state or non-U.S. bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Issuer or a Material Group Company, or the filing by the Issuer or a Material Group Company of a petition or answer or consent seeking reorganization or relief under any applicable U.S. federal, state or non-U.S. law, or the consent by the Issuer or a Material Group Company to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or a Material Group Company or of any substantial part of its property, or the making by the Issuer or a Material Group Company of an assignment for the benefit of creditors, or the admission by the Issuer in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer expressly in furtherance of any such action.

If an Event of Default with respect to the Notes (other than an Event of Default specified in clause (h) or (i) of this Section) occurs and is continuing, then the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal of all the Notes to be due and payable immediately, by a notice in writing to the Issuer (and to the Trustee if given by the Holders), and upon any such declaration such principal or such lesser amount shall become immediately due and payable.

If an Event of Default specified in clause (h) or (i) of this Section occurs, all unpaid principal of and accrued interest on the Outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of not less than a majority in principal amount of the Outstanding Notes, by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences if:

(a) the Issuer has paid or deposited with the Trustee a sum of money sufficient to pay:

(i) all overdue installments of any interest on and Additional Amounts with respect to all Notes,

(ii) the principal of and any premium on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon and any Additional Amounts with respect thereto at the rate or rates borne by or provided for in the Notes,

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(iii) to the extent that payment of such interest or Additional Amounts is lawful, interest upon overdue installments of any interest and Additional Amounts at the rate or rates borne by or provided for in the Notes, and

(iv) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due the Trustee under Section 6.07; and

(b) all Events of Default with respect to the Notes, other than the non-payment of the principal of, any premium and interest on, and any Additional Amounts with respect to the Notes which shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in Section 4.10.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Notwithstanding the foregoing, at the election of the Issuer, the sole remedy with respect to an Event of Default for the failure by the Issuer to comply with its obligations under Section 314(a)(1) of the Trust Indenture Act relating to the Issuer’s failure to file any documents or reports that the Issuer is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or of its covenants set forth in Section 3.07, as modified by Section 10.02 of the First Supplemental Indenture, (any such Event of Default, a “Reporting Default”), shall, after the occurrence of such Reporting Default consist exclusively of the right to receive additional interest (the “Additional Interest”) on the Notes at an annual rate equal to (i) 0.25% of the principal amount of the Notes for each day during the 90 calendar day period beginning on, and including, the date on which such Reporting Default first occurs and on which such Reporting Default is continuing and (ii) 0.50% of the principal amount of the Notes for each day during the 90 calendar day period beginning on, and including, the 91st day following the date on which such Reporting Default first occurs and on which such Reporting Default is continuing. If the Issuer so elects, the Additional Interest shall accrue on all Outstanding Notes from and including the date on which such Reporting Default first occurs until such violation is cured or waived and shall be payable as provided in Section 2.07 of the Indenture. On the 181st day after such Reporting Default (if such violation is not cured or waived prior to such 181st calendar day), then the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal of all the Notes to be due and payable immediately, by a notice in writing to the Issuer (and to the Trustee if given by the Holders), and upon any such declaration such principal or such lesser amount shall become immediately due and payable.

If the Issuer elects to pay the Additional Interest as the sole remedy for the Reporting Default, the Issuer shall notify in writing, by a certificate, the Holders, the Paying Agent and the Trustee of such election at any time on or before the close of business on the fifth Business Day prior to the date on which such Event of Default would otherwise occur. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that Additional Interest is not payable. The Issuer shall pay the Additional Interest quarterly in arrears, with the first quarterly payment due on the first Interest Payment Date following the date of such Reporting Default, in the same manner as described on the face of the Note.”

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Article 9

Satisfaction and Discharge of the Indenture

Section 9.01 Defeasance and Covenant Defeasance. For the benefit of Holders of the Notes, Section 9.01(b) and (c) of the Indenture shall be superseded and replaced with respect to the Notes to read in their entirety as follows:

“(b) Upon the Issuer’s exercise of the option, exercisable by Board Resolution or Officers’ Certificate, at any time, to have this Section 9.01(b) apply with respect to the Notes, the Issuer shall be deemed to have been discharged from its obligations with respect to such Outstanding Notes on the date the conditions set forth in clause (d) of this Section 9.01 are satisfied (hereinafter, “defeasance”). For this purpose, such defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by such Outstanding Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of clause (d) of this Section 9.01 and the other Sections of this Indenture referred to in clauses (i) and (ii) below, and to have satisfied all of its other obligations under the Notes, and this Indenture insofar as the Notes are concerned (and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of such Outstanding Notes to receive, solely from the trust fund described in clause (d) of this Section 9.01 and as more fully set forth in such clause, payments in respect of the principal of (and premium, if any) and interest, if any, on, and Additional Amounts, if any, with respect to, the Notes when such payments are due, and any rights of such Holder to convert the Notes into other securities of the Issuer or exchange the Notes for securities of another issuer, (ii) the obligations of the Issuer and the Trustee with respect to the Notes under Sections 2.08, 2.09, 3.02 and 3.04, and with respect to the payment of Additional Amounts, if any, on the Notes as may be contemplated by the terms of the Notes (but only to the extent that the Additional Amounts payable with respect to the Notes exceed the amount deposited in respect of such Additional Amounts pursuant to Section 9.01(d)(i) below), and with respect to any rights to convert the Notes into other securities of the Issuer or exchange the Notes for securities of another issuer, (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and (iv) this Section 9.01. The Issuer may exercise its option under this Section 9.01(b) notwithstanding the prior exercise of its option under clause (c) of this Section 9.01 with respect to the Notes.

(c) Upon the Issuer’s exercise of the option, exercisable by Board Resolution or Officers’ Certificate, at any time, to have this Section 9.01(c) apply with respect to the Notes, (1) the Issuer shall cease to have any obligation to comply with the covenants and agreements set forth in Articles 3 and 6 of the First Supplemental Indenture and Section 3.07 of the Indenture (as supplemented by the First Supplemental Indenture) and (2) the Events of Default set forth in Section 4.01(d), 4.01(f) and 4.01(g), as supplemented by the First Supplemental Indenture, shall no longer constitute Events of Default for purposes of the Notes, on and after the date the conditions set forth in clause (d) of this Section 9.01 are satisfied (hereinafter, “covenant defeasance”), and the Notes shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with any such obligation or covenant, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such covenant defeasance means that, with respect to the Outstanding Notes, the Issuer may omit to comply with, and shall

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have no liability in respect of, any term, condition or limitation set forth in any such Section or such other covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such Section or such other covenant or by reason of reference in any such Section or such other covenant to any other provision herein or in any other document and such omission to comply shall not constitute a default and the specified Events of Default shall no longer constitute Events of Default, as the case may be, but, except as specified above, the remainder of this Indenture and such Securities shall be unaffected thereby.

(d) The following shall be the conditions to application of clause (b) or (c) of this Section 9.01 to any Outstanding Notes:

(i) The Issuer shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 3.03 who shall agree to comply with the provisions of this Section 9.01 applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, (1) an amount in Dollars, or (2) Government Obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal of (and premium, if any) and interest, if any, on, and Additional Amounts, if any, with respect to, the Notes, money in an amount, or (3) a combination thereof, in any case, in an amount, sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, (y) the principal of (and premium, if any) and interest, if any, on and Additional Amounts, if any, with respect to, the Outstanding Notes at the Stated Maturity of such principal or installment of principal or premium or interest and (z) any mandatory sinking fund payments or analogous payments applicable to the Outstanding Notes on the days on which such payments are due and payable in accordance with the terms of this Indenture and of such Notes.

(ii) Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Issuer is a party or by which it is bound.

(iii) No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit and, with respect to defeasance only, at any time during the period ending on the 123rd day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period).

(iv) In the case of an election under clause (b) of this Section 9.01, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Issuer have received from the Internal Revenue Service a letter ruling, or there has been published by the Internal Revenue Service a Revenue Ruling, or (ii) since the date of execution of this Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of Outstanding Notes will not

23

recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

(v) In the case of an election under clause (c) of this Section 9.01, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of Outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

(vi) The Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, after the 123rd day after the date of deposit, all money and Government Obligations (or other property as may be provided pursuant to Section 2.03) (including the proceeds thereof) deposited or caused to be deposited with the Trustee (or other qualifying trustee) pursuant to this clause (d) to be held in trust will not be subject to any case or proceeding (whether voluntary or involuntary) in respect of either Issuer under any Federal or State bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief in respect of such Issuer issued in connection therewith.

(vii) The Issuer shall have delivered to the Trustee an Officers’ Certificate and the Issuer shall have delivered to the Trustee an Opinion of Counsel, each stating that all conditions precedent to the defeasance or covenant defeasance under clause (b) or (c) of this Section 9.01 (as the case may be) have been complied with.

(viii) Notwithstanding any other provisions of this Section 9.01(d), such defeasance or covenant defeasance shall be effected in compliance with any additional or substitute terms, conditions or limitations which may be imposed on the Issuer in connection therewith pursuant to Section 2.03.

Article 10

Miscellaneous

Section 10.01 Amendments To The Indenture, This Supplemental Indenture And The Notes. For the benefit of Holders of the Notes, Section 7.01 and 7.02 of the Indenture shall be superseded and replaced with respect to the Notes to read in their entirety as follows:

“Section 7.01. Supplemental Indentures Without Consent of Holders.

Without the consent of any Holders of Notes, the Issuer (when authorized by or pursuant to a Board Resolution) and the Trustee (upon Issuer Order), at any time and from time to time, may enter into one or more indentures supplemental hereto, for any of the following purposes:

(a) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture which shall not adversely affect the interests of the Holders of Securities in any material respect;

24

(b) to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants of the Issuer contained herein and in the Notes;

(c) to secure the Notes;

(d) to add to the covenants of the Issuer for the benefit of the Holders of the Notes (as shall be specified in such supplemental indenture or indentures) or to surrender any right or power herein conferred upon the Issuer;

(e) to comply with the requirements of the Trust Indenture Act and the rules promulgated under the Trust Indenture Act; and

(f) to amend, supplement or change any provision contained in the Indenture or any supplemental indenture, provided that no such amendment or supplement shall adversely affect the interests of the Holders of any Notes then Outstanding in any material respect.

The Trustee is hereby authorized to join with the Issuer in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this section may be executed without the consent of the Holders of the Notes at the time outstanding, notwithstanding any of the provisions of Section 7.02

Section 7.02. Supplemental Indentures With Consent of Holders.

With the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes affected by such supplemental indenture, by Act of said Holders delivered to the Issuer and the Trustee, the Issuer, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders of Notes under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Notes affected thereby,

(a) change the Stated Maturity of the principal of, or any premium on, or any installment of principal of or interest on the Notes, or reduce the principal amount or any premium or the rate or manner of calculating interest or any premium payable upon redemption or repayment of the Notes, or change the dates or periods for any redemption or repayment or change any Place of Payment where, or the coin or currency in which, any principal, premium or interest is payable, or the ranking of any Outstanding Notes, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or, in the case of redemption or repayment, on or after the Redemption Date or repayment date;

25

(b) reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences provided for in this Indenture; or

(c) modify any of the provisions of this Section, Section 6 or Section 7 of the First Supplemental Indenture or Section 4.10 of the Indenture, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each of the Outstanding Notes affected thereby.

A supplemental indenture which changes or eliminates any covenant or other provision of this Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of holders of Securities of such series, with respect to such covenant or provision, shall be deemed not to affect the rights under this Indenture of the holders of Securities of any other series.

Upon the request of the Issuer, accompanied by a copy of a resolution of the Board (which resolutions may provide general authorization for such action and may provide that the specific terms of such action may be determined by officers of the Issuer authorized thereby) certified by the secretary or an assistant secretary of the Issuer authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Securityholders as aforesaid and other documents, if any, required by Section 6.01, the Trustee shall join with the Issuer in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

Promptly after the execution by the Issuer and the Trustee of any supplemental indenture pursuant to the provisions of this Section, the Trustee shall give notice thereof by (a) first class mail to the Holders of Notes affected thereby at their addresses as they shall appear on the registry books of the Issuer or (b) by any other means set forth in such supplemental indenture, setting forth in general terms the substance of such supplemental indenture. Any failure of the Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.”

 Section 10.02  Reports by Issuer. For the benefit of Holders of Notes, Section 3.07 of the Indenture shall be superseded and replaced with respect to the Notes in its entirety to read as follows:

“Section 3.07 Reports by Issuer.

(a) So long as any Notes issued under the First Supplemental Indenture to this Indenture are outstanding, the Issuer shall (i) file with the Commission within the time periods prescribed by its rules and regulations and applicable to the Issuer and (ii) furnish to the Trustee

26

and the holders of the Notes within 15 days after the date on which the Issuer would be required to file the same with the Commission pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act of 1934, as amended):

(i) All financial information to the extent required of the Issuer to be contained in Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by the Issuer’s independent auditors.

(b) The Issuer shall not be required to file any report or other information with the Commission if the Commission does not permit such filing, although such reports will be required to be furnished to the Trustee. Documents filed by the Issuer with the Commission via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of such Securities as of the time such documents are filed via EDGAR; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR.”

Section 10.03 Certain Trustee Matters. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee does not assume any responsibility for their correctness. The Trustee does not make any representations as to the validity or sufficiency of this Supplemental Indenture or the Notes or the proper authorization or the due execution hereof or thereof by the Issuer.

Section 10.04 Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as further supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

Section 10.05 Provisions Binding On Issuer’s Successors. All the covenants, stipulations, promises and agreements in this Supplemental Indenture contained by the Issuer shall bind its successors and assigns whether so expressed or not.

Section 10.06 Governing Law. This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 10.07 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original regardless of whether delivered in physical or electronic form, but all such counterparts shall together constitute but one and the same instrument.

27

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

GASLOG LTD.

By:	/s/ Alastair Maxwell
Name: Alastair Maxwell
Title: Chief Financial Officer

American Stock Transfer & Trust Company, LLC, as Trustee

By:	/s/ Paul H. Kim
Name: Paul H. Kim
Title: Asst. General Counsel

Exhibit A

Form of Note

[FACE OF NOTE]

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS TO BE MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

1  Include in Global Notes

GASLOG LTD.
8.875% Senior Note due 2022

CUSIP  G37585 AC3

ISIN  USG37585AC37

Dated: [—]

No. [—]	[Initially][2] $[—]

GASLOG LTD., a Bermuda exempted company (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to [     ], or registered assigns, the principal sum of $[•] Dollars on March 22, 2022 and to pay interest thereon from March 22, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on March 30, June 30, September 30 and December 30, of each year, commencing June 30, 2017, at the rate of 8.875% per annum, until the principal hereof is paid or made available for payment; provided, however, that if the date of maturity of interest on or principal of the Notes or the date fixed for redemption or repayment of any Note shall not be a Business Day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and no interest shall accrue for the period after such date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business in the Place of Payment on the Regular Record Date for such interest, which shall be March 15, June 15, September 15 and December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a subsequent record date for the payment of such Defaulted Interest to be fixed by the Issuer, notice whereof shall be given to Holders of the Notes not less than 15 days prior to such subsequent record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Note will be made at the office or agency of the Trustee, as Paying Agent, maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and, in the case of Global Notes, in accordance with the Applicable Procedures of the Depositary.

2  Include in Global Note.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed, manually or in facsimile.

GASLOG LTD.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

American Stock Transfer & Trust Company, LLC, not in its individual capacity but solely as Trustee

By:
Authorized Signatory

Dated:

[REVERSE SIDE OF NOTE]

GASLOG LTD.

8.875% SENIOR NOTE DUE 2022

This is one of a series of Securities issued under the indenture, dated as of March 22, 2017 (as amended from time to time, the “Base Indenture”), between the Issuer and American Stock Transfer & Trust Company, LLC, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented by the First Supplemental Indenture, dated as of March 22, 2017 (the “Supplemental Indenture”) between the Issuer and the Trustee. The Base Indenture as so supplemented by the Supplemental Indenture is referred to herein as the “Indenture.” The title of the Securities of this series is 8.875% Senior Notes due 2022 (the “Notes”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

This Note is subject to optional redemption and tax redemption, and may be the subject of an offer to purchase upon the occurrence of a Change of Control as further described in the Indenture. There is no sinking fund or mandatory redemption applicable to this Note.

In the event of redemption of this Note in part only, a new Note for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to this Note, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions permitting, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Notes of each series issued under the Indenture at any time by the Issuer and the Trustee with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes of any series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Issuer to purchase all or a portion of such Holder’s Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and in this Note, the transfer of this Note may be registered on the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Issuer maintained for that purpose in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees

The Notes are issuable only in registered form in the denominations of $1,000 or any integral multiple thereof. As provided in the Indenture and subject to certain limitations set forth in the Indenture, and in this Note, the Notes are exchangeable for a like aggregate principal amount of Notes of this series in different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

[SCHEDULE OF increases or decrease in global NOTE]3

The following increases or decreased in this Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee

3  For Global Notes

TRANSFER NOTICE

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Issuer with full power of substitution in the premises.

Dated	:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17 Ad-15 if Notes are to be delivered other than to and in the name of the registered holder.

Fill in for registration of Notes if to be delivered other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)
Please print name and address

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer
Identification Number